Exhibit 10.1

RELEASE AND SETTLEMENT AGREEMENT

THIS RELEASE AND SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of June 22, 2007 (the “Effective Date”), by and between Kevin J. P. O’Hara (“Executive”) and CBOT Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

Whereas, Executive and the Company entered into an Employment Agreement dated March 23, 2006 (the “Employment Agreement”);

Whereas, Executive and the Company have agreed to the following terms relating to Executive’s resignation as Chief Administrative Officer and Chief Strategy Officer of the Company as of the Effective Date;

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1. Resignation and Payments. Executive hereby resigns as an employee and as Chief Administrative Officer and Chief Strategy Officer of the Company and from all other positions which Executive may hold with the Company or any of its affiliates including any employee benefit plan as of the Effective Date. Executive shall be entitled to the following payments and benefits:

(a) Salary and Vacation Payments. Executive shall be paid his annual base salary through the Effective Date in accordance with the Company’s payroll policy in effect for senior executives. Executive shall be entitled to payment for any accrued, unused vacation in accordance with the Company’s vacation policy.

(b) Medical Benefits. Executive is entitled to continue the Company’s health insurance as provided by the Consolidated Omnibus Budget and Reconciliation Act (COBRA). In the event Executive timely elects COBRA coverage, the Company shall pay the COBRA premiums for a period of 18 months following the Effective Date.

(c) Contract Payment. Pursuant to the terms of the Employment Agreement, the Company shall pay to Executive a lump sum payment of $1,800,000 no later than ten (10) days after the Effective Date.

(d) Restricted Stock. The Company acknowledges that 7,500 shares of restricted common stock of the Company granted to Executive that would otherwise vest in installments of 3,750 shares on May 8, 2008 and 3,750 shares on May 8, 2009, shall become immediately vested as of the Effective Date. Executive acknowledges that 3,750 shares of restricted common stock of the Company granted to Executive that would otherwise vest on May 8, 2010 shall be forfeited as of the Effective Date.

(e) Options. The Company acknowledges that 2,500 shares subject to an option granted to Executive that would otherwise vest in installments of 1,250 shares on May 8, 2008 and 1,250 shares on May 8, 2009, shall become immediately vested as of the Effective Date. Executive acknowledges that all other options to purchase common stock of the Company granted to him to the extent not previously vested, including an option to purchase 1,250 shares of the Company’s common stock which would otherwise vest on May 8, 2010 and an option to purchase 5,000 shares of the Company’s common stock which would otherwise vest in equal installments on January 2, 2008, January 2, 2009, January 2, 2010, and January 2, 2011, shall be forfeited as of the Effective Date.

(f) Retirement Benefits. Executive shall be entitled to receive his account balance under the Company’s Employees’ 401(k) Retirement Plan in accordance with the terms of such plan.

(g) Expense Reimbursement. Executive represents that prior to the Effective Date he has submitted for reimbursement any business expenses for which he is entitled to reimbursement. Such business expenses, if any, shall be reimbursed in accordance with the Company’s normal expense reimbursement policies.

(h) Professional Fees. Executive shall receive an amount not to exceed $50,000 for reimbursement of attorney fees in connection with the negotiation and execution of this Agreement and such amount includes any professional fees Executive may otherwise be entitled to under section 3(e) of the Employment Agreement.

(i) Other. Except as expressly provided in this Agreement, no other sums (contingent or otherwise) shall be paid to Executive in respect of his employment by the Company, and any such sums (whether or not owed) are hereby expressly waived by Executive.

2. Survival Obligations of the Parties. The Company acknowledges and agrees that it shall continue to be obligated under the provisions of sections 4(i) and 9 of the Employment Agreement after the Effective Date. Executive acknowledges and agrees that he shall continue to be obligated under the provisions of sections 5, 6, 7, 8 and 9 of the Employment Agreement after the Effective Date.

3. Return of Company Property. Executive represents that he has returned all Company property, including without limitation, all computers, keys, credit cards, passes, confidential documents or materials and all memoranda, notes, plans, records, reports, computer files, printouts and software and other documents and materials (and copies thereof) relating to the Company or its subsidiaries or affiliates whether in hard copy, electronic format or otherwise, which is in Executive’s possession or under his control.

4. Tax Withholding and Reporting. The Company shall be entitled to withhold from the benefits and payments described herein all income and employment taxes it determines to be necessary to satisfy all tax withholding obligations.

5. General Release. As a material inducement to the Company to enter into this Agreement and in consideration of the payments to be made by the Company to Executive in Section 1 above, Executive, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, on behalf of Executive, his heirs, representatives, executors, and assigns, releases and discharges the

Company, its predecessors, successors, assigns, representatives, affiliates, parent companies, divisions, subsidiaries and all related entities of any kind or nature, and each of their current, past and future shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, and all related individuals or entities of any kind or nature, their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever including, without limitation, any claims with respect to his Employment Agreement which are not otherwise expressly reserved in this Agreement, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes any and all subject matter and claims arising from any alleged violation by the Released Parties under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981 through 1988); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Sarbanes-Oxley Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Workers Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other local, state or federal law, rule, regulation or ordinance, as well as any claim based on public policy, contract or implied contract (including, but not limited to, any claims arising under the Employment Agreement), any claim based on tort or otherwise under common law (including but not limited to, any claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy) arising out of or involving Executive’s employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company, or arising out of or involving any interaction with any of the Released Parties. Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois. Notwithstanding any other provision of the Agreement to the contrary, the release under this Section 5 shall not apply to any claim arising from any breach of this Agreement by the Company or any failure by the Company to comply with any or all of the provisions of this Agreement or from any rights or claims that may arise after the date this Agreement is executed by Executive.

Executive acknowledges and agrees that he has read this release in its entirety and that this release is a general release of all known and unknown claims. Executive and the Company further acknowledge and agree that:

i.	This Agreement contains a general release of all known and unknown claims;

ii.	This release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Agreement;

iii.	Executive has been advised, and is being advised by this release, to consult with an attorney before executing this Agreement;

iv.	Executive has been given ample time in which to consider whether to enter into this Agreement; and

v.	This Agreement, including the release, is written in terms that are understandable to the Executive, and Executive enters into this Agreement knowingly and voluntarily, with a full understanding of the consequences of this Agreement.

6. Release of Executive. In consideration of Executive’s entering into this Agreement, the Company, for itself and its affiliates and their respective predecessors, successors and assigns hereby releases and forever discharges Executive and his heirs, personal representatives, successors and assigns from and against any and all claims, demands, damages, actions, causes of action, costs and expenses, of whatever kind or nature, in law, equity or otherwise, which the Company or any of said entities now has, may ever have had or may have hereafter upon or by reason of any matter, cause or thing occurring, done or omitted to be done prior to the date of this Agreement, relating to or arising out of Executive’s status as an officer, director or employee of the Company or any of said entities or the termination of that status or involving any matter occurring from the beginning of Executives’ employment with the Company and its affiliates to the date of these presents, or involving any continuing effects of any actions or practices which may have arisen or occurred from the beginning of such employment to the date of these presents; provided, however, that this release shall not apply to any claims the Company or any of said entities or parties may have which arise out of or relate to the provisions of Sections 5, 6, and 7 of Executive’s Employment Agreement; provided, further, that this release shall not apply to any claims the Company or any of said entities or parties may have which arise out of or relate to the conviction of Executive for the commission of a felony involving dishonesty with respect to the Company or any of said entities or parties.

7. Nondisparagement. Executive agrees that he shall not make any public statements, encourage others to make statements or release information intended to disparage or defame the Company or any of its respective directors, officers or advisors (and each such director, officer and advisor is a third party beneficiary of such agreement). The Company shall direct its officers and directors not to make statements, encourage others to make statements, or release information intended to disparage or defame Executive’s reputation. Notwithstanding the foregoing, nothing in this Section 7 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction. Except with the prior written consent of the Company, Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media concerning any matters pertaining to the business and affairs of the Company, or any of its affiliates, or any of their officers, directors or advisors in their capacities as such, or any entity with which the Company has entered into, is contemplating entering into or has contemplated entering into a material transaction, or pertaining to any matters related to Executive’s employment or termination of employment with the Company.

8. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

9. Notices. All notices, requests, demands or other communications under this Agreement shall be given in accordance with section 12 of the Employment Agreement.

10. Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of the conflicts of laws. If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

11. Waiver of Breach. The waiver by Executive or the Company of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by Executive or the Company.

12. Counterparts. This Agreement may be executed in more than one counterpart, but all of which together will constitute one and the same agreement. This Agreement may be executed by facsimile signature and each party may fully rely upon facsimile execution; this Agreement shall be fully enforceable against a party which has executed the Agreement by facsimile.

13. Amendments. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person.

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IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.

EXECUTIVE:

/s/ Kevin J.P. O’Hara
Kevin J. P. O’Hara

CBOT HOLDINGS, INC.

By	/s/ Bernard W. Dan
Its President and Chief Executive Officer